CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Form S-1 Registration Statement of China Kangtai Cactus Bio-Tech Inc. of my report dated April 10, 2009 (except as to Notes 8, 11, and 14, which are as of December 15, 2009), relating to the audits of the consolidated financial statements of China Kangtai Cactus Bio-Tech Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

I also consent to the use of the firm's name in the EXPERTS paragraph of the Registration Statement.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
January 7, 2010